Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-222768

PROSPECTUS

13,095,063 Shares of Common Stock

This prospectus relates to the offer and sale of up to 13,095,063 shares of common stock, par value $0.001, of Rezolute, Inc., a Delaware based corporation, by Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “Selling Stockholder”).

The shares of common stock being offered by the Selling Stockholder have been or may be issued pursuant to the purchase agreement dated December 22, 2017 that we entered into with Lincoln Park (the “Purchase Agreement”). We are not offering or selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholder. However, we may receive gross proceeds of up to $10.0 million from the sale of our common stock to Lincoln Park, pursuant to the Purchase Agreement, once the registration statement, of which this prospectus is a part, is declared effective. See “The Lincoln Park Transaction” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding Lincoln Park.

The Selling Stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of common stock being registered pursuant to this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering the offer and sale of the shares by Lincoln Park under the Securities Act, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on OTCQB under the symbol “RZLT”. On January 23, 2018, the last reported sale price of our common stock on OTCQB was $0.90.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on Page 11 of this prospectus before deciding whether to invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2018

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that this prospectus is correct as of any time after its date.

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ABOUT THE PROSPECTUS

In this prospectus, references to the “Company,” “Rezolute,” “we,” “us,” “our” and similar terms refer to Rezolute, Inc. References to our “common stock” refer to the common stock, par value $0.001 per share, of Rezolute, Inc.

You should read this prospectus together with information incorporated herein by reference as described under the heading “Documents Incorporated by Reference” and the additional information described under the headings “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and the documents incorporated by reference herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page 11 of this prospectus, in our most recent Annual Report on Form 10-K, as well as any subsequent filings with the United States Securities and Exchange Commission (the “SEC”). Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary highlights selected information about Rezolute, Inc. and a general description of the securities that may be offered for resale or other disposition by the Selling Stockholder. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the securities offered by the Selling Stockholders, you should carefully read this entire prospectus, including the “Risk Factors” section, any applicable prospectus supplement for these securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

REZOLUTE, INC.

We are a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies to improve the lives of patients with metabolic and orphan diseases. We apply our proprietary formulation and manufacturing capabilities to known, well-characterized molecules to create differentiated, patent-protected therapies that have the potential to significantly improve existing standards of care.

Our Pipeline

RZ358

On December 7, 2017, we licensed from XOMA LLC (“XOMA”) the exclusive rights to develop and commercialize XOMA 358 (Now RZ358) for an orphan indication, Congenital Hyperinsulinism (“CHI”).

CHI is a rare genetic disorder that affects 1 in 50,000 newborns. Ordinarily, beta cells in the pancreas secrete just enough insulin to keep blood sugar in the normal range. With CHI, the secretion of insulin is not properly regulated as the beta cells secrete too much insulin resulting in excessive low blood sugar (severe hypoglycemia). In infants and young children, these episodes are characterized by lethargy, irritability and difficulty feeding. Repeated episodes of hypoglycemia increase the risk of serious complications such as breathing difficulties, seizures, developmental delays and intellectual disability, vision loss, brain damage, coma and possibly death. CHI is the most common cause of persistent hypoglycemia in children and about 60 percent of infants with CHI experience a hypoglycemic episode within the first month of life. Other affected children develop hypoglycemia by early childhood.

To avoid hypoglycemia, many children require frequent glucose monitoring and feeding, including intravenous or intestinal administration of sugar solutions, particularly overnight. This burdensome treatment regimen has a substantially negative effect on the quality of life for these children and their families. In addition, a significant number of children cannot be adequately treated with, or do not tolerate, existing medical therapies. Surgical removal of all or part of the pancreas is a cornerstone of management for many children, but is invasive and diabetes inducing.

RZ358 is a first-in-class fully human monoclonal antibody that counteracts the effects of elevated insulin (hyperinsulinemia) by, in effect, turning down the insulin receptor when too much insulin is present, making it well-suited as a treatment for severe, persistent hypoglycemia. XOMA demonstrated clinical proof-of-concept for RZ358 in Phase 2a studies and the compound has designated orphan status in the US and EU. We are preparing to launch Phase 2b studies in 2018 with the potential to accelerate late-stage pivotal trials for an abbreviated path-to-market strategy.

AB101

Our next product candidate (“AB101”), a microsphere formulation of PEGylated human recombinant insulin, is being developed as an extended acting basal insulin intended for once-weekly subcutaneous injection, for use alone and in combination with bolus prandial insulin or oral glucose lowering therapies, to improve glycemic control in patients with Type 1 and Type 2 Diabetes Mellitus. We believe AB101 has the potential to provide a near peak-less, slow and uniform release of basal insulin. The current standard of care in the $11 billion basal insulin market is daily or twice-a-day injections.

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In the first and second quarters of calendar year end 2017, we successfully manufactured and filled vials of AB101 in our facilities in Louisville, Colorado. In June of 2017 we filed an Investigational New Drug (“IND”) application for AB101 with the US Food and Drug Administration (“FDA”).

In July of 2017, we dosed our first patient in our Phase 1 first-in-human clinical trial of AB101. The Phase 1 clinical trial is a first-in-human single ascending dose study to assess the safety and tolerability, pharmacokinetics and pharmacodynamics of AB101 in patients with Type 1 Diabetes Mellitus. The first study part will be sequential cohort dose ranging of AB101, while an optional second study part will compare one or more tested doses of AB101 from part 1 to active comparator Lantus® (insulin glargine).  In addition to safety and pharmacokinetic assessments, the time-action pharmacology of AB101 (onset, peak, and end of action) will be evaluated using several measures of glycemic response, including the hyperinsulinemic euglycemic clamp technique, continuous glucose monitoring, and background insulin use.

Following the completion of the first part of the study, we expect to review data and announce high-level results as early as the first half of calendar year 2018.

In addition, we plan to conduct a Phase 2 program to assess and confirm the intended dosing profile, specifically of the once-weekly dosing frequency, and for dose-ranging.  The Phase 3 registration program will comprise multiple studies to compare efficacy and safety to currently available basal insulins, in various combinations with bolus insulin and/or oral glucose lowering agents.  It will be of adequate size to meet recommended guidance for assessing chronic safety when used for Diabetes Mellitus.

Licensing Agreement: Plasma Kallikrein Inhibitors

On August 4, 2017, we licensed from ActiveSite Pharmaceuticals, Inc. (“ActiveSite”) their oral plasma kallikrein inhibitor portfolio (“Portfolio”) targeting the treatment of diabetic macular edema (“DME”) and other plasma kallikrein-medicated diseases such as hereditary angioedema (“HAE”).

RZ402

DME is a metabolic disease that results from an increase in retinal vascular permeability (RVP) in the setting of diabetic retinopathy (abnormal retinal blood vessel growth caused by poorly controlled blood sugar levels). Vascular leakage from retinal blood vessels leads to swelling of the retina, including the macula, an area of the retina that is very important for vision. The kinin system and the production of bradykinin have been implicated in the vascular leakage associated with DME. It is estimated that approximately 50 million individuals worldwide suffer from vision-threatening complications of diabetes, including DME, which is one of the main causes of vision loss in working-age adults globally. With the growth of diabetes, DME is expected to increase in prevalence beyond its current estimate of 750,000 individuals in the US and 21 million worldwide. Current treatment approaches are onerous, involving injections into the eye by retinal specialists on a monthly or bimonthly basis. In addition to a segment of the DME population that does not respond to these treatments, the extent of therapeutic benefit directly correlates with adherence to this route of administration and regimen, which is a significant burden for both patients and their healthcare providers, leading to high rates of non-adherence and ultimately, suboptimal therapeutic outcomes.

RZ402 is a potential new therapy for DME from the PKI portfolio. RZ402 has been shown to normalize RVP in clinically-relevant animal models of macular edema as effectively as the current injectable treatments, thereby supporting its potential as a stand-alone therapy for macular edema resulting from diabetes and other causes. We are planning to file an IND for RZ402 in the second half of calendar year 2018.

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RZ602

HAE is an orphan disease characterized by recurring attacks of sudden and extreme swelling that can affect the face and mucous membranes, abdomen and genitalia. Attacks can be painful, debilitating, varied in frequency and even life-threatening, due to swelling around the airway. The disease is caused by a problem with a gene that controls the management of a specific protein, the C1 inhibitor. When there is an imbalance in the C1 inhibitor, there may be excessive bradykinin production causing tiny blood vessels to “leak” or push fluid into parts of the patient’s body, resulting in an HAE attack. The trigger for an attack is variable from person to person and even time to time.

Currently available therapies target the prevention or termination of attacks, but are highly invasive and inconvenient due to the subcutaneous/intravenous routes of administration or have an undesirable side effect profile. Approximately one in 50,000 patients worldwide have HAE.

RZ602 is a potential new therapy for HAE from the PKI portfolio. Similar to our efforts with RZ402 for DME, the objective of RZ602 is to stop the inflammatory cascade by inhibiting the production of kallikrein and thereby halting the downstream release of bradykinin and eventual swelling. We plan to file an IND for RZ602 in the first half of calendar year 2019.

Capital Requirements

As of September 30, 2017, we have approximately $4.0 million in cash on hand to fund our operations. Since inception, we have raised over $50 million, which has enabled us to advance our microsphere platform, including initiating our first-in-human clinical study for our lead product candidate, AB101, a potential once-weekly injectable basal insulin for patients with Type 1 and Type 2 diabetes.

We remain focused on ensuring we have sufficient capital to fund our ongoing operations. We have raised approximately $13 million in calendar year 2017 from individual investors in the US as well as pharmaceutical companies and funds in the Republic of Korea. The Company is targeting another total raise of at least $15 million, which will allow us to sustain operations through the end of calendar year 2018. In addition to funding additional clinical studies of AB101, the incremental funding will allow us to advance our pipeline and cover general and administrative expenses. The Company has also been actively conducting animal studies to screen potential new product candidates as we seek to evolve our drug pipeline.

Nonetheless, no assurance can be given that the Company will be successful in its efforts in raising additional capital. Further, if the Company is unsuccessful, the lack of funding will materially and adversely impact the Company’s business and prospects. In particular, our ability to raise additional capital is substantially dependent upon results from the Study and in the event that such results fail to meet or exceed expectations, we may not be abe to attract additional capital to support the continuation of the program or overall operations.

The continuation of our business is dependent upon obtaining further financings and achieving a break even or profitable level of operations in our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There are no assurances that we will be able to obtain additional financing through private placements and/or bank financing or other means necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. These conditions raise substantial doubt about our ability to continue as a going concern.

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Risks that We Face

Our Business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 11. These risks include, among others, the following:

•	We are a clinical stage company and we do not have, and may never have, any products that generate significant revenues.
•	We will need substantial additional capital to fund our operations and if we fail to obtain additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our research and development programs.
•	We rely on a single product candidate, and if the market does not develop for that candidate it could adversely impact our operating results.
•	Adverse events in our clinical trials may force us to stop development of our product candidate or prevent regulatory approval of our product candidates.
•	As our product candidates advance through clinical trials, they may not have favorable results or receive regulatory approval.

Corporate Information

Our principal executive offices are located at 1450 Infinite Drive, Louisville, CO 80027, and our telephone number is (303) 222-2128. Our internet address is http://www.rezolutebio.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

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The Offering

Common stock offered by Selling Stockholder

13,095,063 shares of common stock consisting of:

(1)  344,669 commitment shares issued to Lincoln Park upon the execution of the Purchase Agreement; and

(2)  12,750,394 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus.

Common stock outstanding prior to this offering	54,073,309

Common stock outstanding after giving effect to the issuance of 12,750,394 shares under the Purchase Agreement registered herein.	66,823,703

Use of Proceeds	We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $10 million aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

OTCQB symbol for our Common Stock	“RZLT”

Risk Factors

This investment involves a high degree of risk. See “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus, including the risk factors described under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended June 30, 2017 for a discussion of factors you should consider carefully before making an investment decision.

Our Purchase Agreement with Lincoln Park

On December 22, 2017, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on December 22, 2017, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

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Other than the 344,669 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts of up to 65,000 shares, which we refer to as a “regular purchase,” on any business day on which the closing sale price of our common stock is not less than $0.40, and provided that at least five business days have passed since the last prior regular purchase was completed. The maximum amount of stock that we may be permitted to sell in a single regular purchase may be increased to up to 125,000 shares if the closing sale price of our common stock meets certain price thresholds set forth in the Purchase Agreement. In all cases, however, Lincoln Park’s total commitment obligation under any single regular purchase will not exceed $500,000. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement in regular purchases will be equal to the lesser of (1) the lowest closing sale price of our common stock on the purchase date or (2) the average of the three lowest closing sale prices of our common stock during the twelve consecutive business days prior to the purchase date. In addition, upon notice to Lincoln Park, we may, from time to time and at our sole discretion, direct Lincoln Park to make additional purchases of shares of our common stock under certain circumstances. The purchase price of the shares purchased in these “accelerated purchases” will be equal to the lesser of (1) the closing market price of our stock on the date of such purchase or (2) 95% of the volume-weighted average price.

We will control the timing and amount of any sales of our common stock to Lincoln Park, subject to certain share price and beneficial ownership limitations set forth in the Purchase Agreement. In each case, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement. Please see the Purchase Agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and the section of this prospectus entitled “Lincoln Park Transaction” for more information.

As of January 23, 2018, there were 54,073,309 shares of our common stock outstanding, of which 39,095,063 shares were held by non-affiliates, excluding the 344,669 commitment shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an additional $10,000,000 of our common stock to Lincoln Park, only 13,095,063 shares of our common stock are being offered under this prospectus, which represents: (i) 344,669 shares that we already issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement, and (ii) an additional 12,750,394 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Purchase Agreement. If all of the 13,095,063 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent 19.6% of the total number of shares of our common stock outstanding and 25.0% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 13,095,063 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

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The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

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RISK FACTORS

An investment in us involves a high degree of risk. You should consider carefully the following information about these risks before deciding to purchase any of our securities. If any of the events or developments described below actually occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, you may lose all or part of your investment. In addition, it is also possible that other risks and uncertainties that affect our business may arise or become material in the future.

Risks Related to Our Business

We will need substantial additional capital to fund our operations. If we fail to obtain additional capital, we may be unable to sustain operations.

Our operations consume substantial amounts of cash and we expect that our cash used by operations will continue to increase for the next several years. As of September 30, 2017, we had approximately $4.0 million in cash on hand. We will need to raise additional capital between the fourth quarter of calendar year 2017 and the end of the first quarter of calendar year 2018 in order to sustain our operations and we estimate that we will need at least an additional $15 million in capital to cover operating expenses through December 2018. If we are unable to raise additional capital, we may have to significantly delay, scale back or discontinue one or more of our drug development or research and development programs. We may be required to cease operations or seek partners for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available. In the absence of additional capital we may also be required to relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

Our corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to timely complete our other goals could be adversely impacted.

Our corporate objectives are dependent upon one another and to the extent that there is a delay, complication or failure in any one objective, our ability to complete our other goals in a timely fashion could be adversely impacted. For example, we are currently conducting a Phase 1 first-in-human clinical study of our lead product candidate, AB101, a once-weekly injectable basal insulin for patients with Type 1 and Type 2 diabetes mellitus (“Study”) while concurrently expanding our pipeline and advancing additional potential drug candidates towards clinical studies. We anticipate generating results from the Study in the first quarter of calendar year 2018 when we also anticipate needing to raise additional capital. We expect that potential investors will want to review the results from the Study prior to making an investment decision and in the event that the results from the Study do not meet or exceed expectations, we may not be able to raise capital and advance additional pipeline candidates or sustain operations.

Results of preclinical testing or earlier clinical studies are not necessarily predictive of future results, therefore none of the product candidates we advance into clinical studies may have favorable results in later clinical studies or receive regulatory approval.

Success in preclinical testing does not ensure that clinical studies will generate adequate data to demonstrate the efficacy and safety of an investigational drug or biologic. For example, while we have generated promising preclinical results for AB101, there is no assurance that we will generate similar data in the Study or additional clinical studies. Even if the Study or other clinical studies for additional programs produces promising results, there is no assurance that such results will be replicated or exceeded in later clinical studies. A number of companies in the biopharmaceutical industry, including those with greater resources and experience, have suffered significant setbacks in clinical studies, even after seeing promising results in earlier preclinical and clinical studies. We do not know whether the Study or any other clinical studies that we may conduct will demonstrate adequate efficacy and safety to justify the continuing advancement of a program. If later stage clinical studies do not produce favorable results, our ability to achieve regulatory approval for any of our product candidates may be adversely impacted. Even if we believe that our product candidates have performed satisfactorily in preclinical testing and clinical studies, we may still fail to obtain FDA approval for our product candidates.

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We may experience delays in our clinical trials that could adversely affect our financial position.

Many factors could affect the timing of the Study and other clinical trials that we may conduct, including lack of cGMP drug product, slow patient recruitment, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Other companies may be conducting clinical trials or may announce plans for future trials that will be seeking patients with the same indications as those we are studying. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate. Delays in patient enrollment in the trials may increase our costs and slow down our product development and approval process. Our product development costs will also increase if we need to perform more or larger clinical trials than planned. Any delays in completing our clinical trials could adversely impact our cash position and ability to support ongoing operations.

Due to our reliance on contract research organizations or other third parties to conduct clinical trials, we may not have complete control over the timing, conduct and expense of our clinical trials.

We rely primarily on third parties to conduct our clinical trials. As a result, we will have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trial than would be the case if our own staff conducted all clinical trials. Communicating with outside parties can also be challenging, potentially leading to mistakes and difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may experience unexpected increased costs that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

Adverse events in our clinical trials may force us to stop development of our product candidates or prevent regulatory approval of our product candidates.

Our product candidates may produce serious adverse events in patients during clinical trials. These adverse events could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA, or other regulatory authorities requesting additional preclinical data or denying approval of our product candidates for any or all targeted indications. An institutional review board, independent data safety monitoring board, the FDA, other regulatory authorities or the Company itself may suspend or terminate clinical trials at any time. We cannot assure you that any of our product candidates will prove safe for human use.

We may not be successful in our efforts to partner AB101 or any of our programs with larger pharmaceutical companies.

Complete clinical programs through Phase 3 and beyond for drug candidates in diabetes and metabolic diseases are expensive and complex. We estimate that prior any regulatory approval of AB101 more than $300 million would be required to fund manufacturing scale up and clinical studies. As a result, we expect to partner with a larger pharmaceutical company with broader resources and experience to advance AB101 into later clinical studies. Even if the Study or additional early studies of AB101 produces compelling data supporting the advancement of the program, no assurance can be given that any of the larger pharmaceutical companies will be interested in partnering with us or that we would be able to enter into a collaboration on favorable terms. Our failure to partner AB101 could have a material and adverse impact on our ability to further develop the program or continue our overall operations.

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We may not be successful in our efforts to identify, discover or formulate product pipeline candidates.

Research and development programs require substantial technical, financial and human resources to identify new product pipeline candidates. Our research and development programs may initially demonstrate success in identifying potential product pipeline candidates but subsequently fail to yield them. Through our research and development programs, if we are unable to formulate innovative long-acting therapies based on our microsphere platform technology or otherwise, our long-term business, financial position, income, expansion and outlook may be materially adversely affected.

Our competitors may develop and market drugs that are less expensive, more effective or safer than our product candidates.

The pharmaceutical market is highly competitive. If approved by regulatory agencies and subsequently commercialized, our product candidates that contain currently approved active ingredients will likely face competition from existing products on the market. In particular, if we successfully commercialize AB101, our product candidate would compete directly against Sanofi’s Toujeo and Lantus, Novo Nordisk’s Levemir and Tresiba and Eli Lilly’s Basaglar. Additionally, other pharmaceutical and biotechnology companies may develop improved formulations of the same drugs that compete with drug products we are developing. It is possible that our competitors will develop and market products that are less expensive, more effective or safer than our future products or that will render our products obsolete. We expect that competition from pharmaceutical and biotechnology companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical and research expertise or marketing, distribution or support capabilities to successfully compete with these competitors.

After the completion of our clinical studies, we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates and we cannot, therefore, predict the timing of any future revenue from these product candidates.

Even if we achieve positive clinical results and file for regulatory approval, we cannot commercialize any of our product candidates until the appropriate regulatory agencies have reviewed and approved the applications for such product candidates. We cannot assure that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical studies and FDA regulatory review.

Even if our product candidates receive regulatory approval, they may still face future development and regulatory hurdles.

Even if US regulatory approval is obtained for a particular drug candidate, the FDA may still impose significant restrictions on marketing, indicated uses and/or require potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved, if any, may include restrictions on use. Further, the FDA may require that long-term safety data may need to be obtained as a post-market requirement. Even if the FDA or a foreign regulatory agency approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product and may impose requirements for post-approval studies, including additional research and development and clinical trials. The FDA and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including substantial monetary penalties and withdrawal of product approval.

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In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices and regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical studies;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenue.

If any of our product candidates for which we receive regulatory approval does not achieve broad market acceptance, the revenue that we generate from its sales, if any, will be limited

The commercial success of our product candidates for which we obtain marketing approval from the FDA or other regulatory agencies will depend upon the acceptance of these products by the medical community, including physicians, patients and payors. The degree of market acceptance of any of our approved products will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;

•	prevalence and severity of any adverse effects;

•	limitations or warnings contained in a product’s FDA-approved labeling;

•	availability of alternative treatments;

•	pricing and cost-effectiveness;

•	the effectiveness of our or any future collaborators’ sales and marketing strategies;

•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid; and

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•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

Our manufacturing experience is limited.

The manufacture of drugs for clinical trials and for commercial sale is subject to regulation by the FDA under cGMP regulations and by other regulators under other laws and regulations. We cannot assure you that we can successfully manufacture our products under cGMP regulations or other laws and regulations in sufficient quantities for clinical trials or for commercial sale, or in a timely or economical manner.

Our manufacturing facilities require specialized personnel and are expensive to operate and maintain. Any delay in the regulatory approval of product candidates to be manufactured in these facilities will require us to continue to operate these expensive facilities and retain specialized personnel, which may increase our losses. Construction of our manufacturing facility and original validation has been completed. Validation is an ongoing process that must be maintained to allow us to manufacture under cGMP guidelines. We cannot guarantee that the FDA or any foreign regulatory agencies will approve our other facilities or, once approved, that any of our facilities will remain in compliance with cGMP regulations.

The manufacture of pharmaceutical products is a highly complex process in which a variety of difficulties may arise from time to time. Specifically, the manufacture of microspheres consists of twelve highly engineered unit operations to produce a sterile dry powder in vial for resuspension. We may not be able to resolve any such difficulties with this process in a timely fashion, if at all. We are currently the sole manufacturer of AB101 and if anything were to interfere with our continuing manufacturing operations in our facility, it could materially adversely affect our business and financial condition.

If one or more of our product candidates progress to mid- to late-stage development, we may incur significant expenses in the expansion and/or construction of manufacturing facilities and increases in personnel in order to manufacture product candidates. We cannot assure you that we have the necessary funds or that we will be able to develop this manufacturing infrastructure in a timely or economical manner, or at all.

Currently, our other potential product candidates are manufactured in small quantities for use in various studies. We cannot assure you that we will be able to successfully manufacture additional product candidates at a larger scale in a timely or economical manner, or at all. If and when any of these product candidates are ready for clinical trials, we will need to manufacture them in larger quantities. If we are unable to successfully increase our manufacturing scale or capacity, the regulatory approval of such clinical studies may be delayed.

If we fail to develop manufacturing capacity and experience, fail to manufacture our product candidates economically or on reasonable scale or volumes, or in accordance with cGMP regulations, our development programs and commercialization of any approved products will be materially adversely affected. This may result in delays in filing our IND or in commencing our clinical trials. Any such delays could materially adversely affect our business and financial condition.

If our product candidates do not meet safety or efficacy requirements, they will not receive regulatory approval and we will be unable to market them.

The process of drug development, regulatory review and approval typically is expensive, takes many years and the timing of any approval cannot be accurately predicted. If we fail to obtain regulatory approval for our current or future product candidates, we will be unable to market and sell such products and therefore may never be profitable.

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As part of the regulatory approval process, we must conduct preclinical studies and clinical trials for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate.

The results of preclinical studies and initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We cannot assure you that the data collected from the preclinical studies and clinical trials of our product candidates will be sufficient to support approval by FDA or a foreign regulatory authority. In addition, the continuation of a particular study after review by an independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.

The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	a product candidate may not be safe or effective;

•	our manufacturing processes or facility may not meet the applicable requirements; and

•	changes in regulatory agency approval policies or adoption of new regulations may require additional clinical trials or work on our end.

Any delay in, or failure to receive or maintain, approval for any of our products could prevent us from ever generating meaningful revenues or achieving profitability.

Our product candidates are prone to the risks of failure inherent in drug development. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate safety in preclinical studies and effectiveness with substantial evidence gathered in well-controlled clinical studies. With respect to approval in the US, to the satisfaction of the FDA and, with respect to approval in other countries, to the satisfaction of regulatory authorities in those countries, we must demonstrate that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate.

Despite our efforts, our product candidates may not:

•	offer therapeutic benefit or other improvements over existing, comparable therapeutics;

•	be proven safe and effective in clinical studies;

•	meet applicable regulatory standards;

•	be capable of being produced in sufficient quantities at acceptable costs;

•	be successfully commercialized; or

•	obtain favorable reimbursement.

We are not permitted to market any of our product candidates in the US until we receive approval of a new drug application, or approval of a biologics license application, from the FDA, or in any foreign countries until we receive the requisite approval from such countries. We have not submitted a new drug application or biologics license application or received marketing approval for any of our product candidates.

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Preclinical testing and clinical studies are long, expensive and uncertain processes. We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage. Negative or inconclusive results or adverse medical events during a clinical study could also cause us or the FDA to terminate a clinical study or require that we repeat it or conduct additional clinical studies. Additionally, data obtained from a clinical study is susceptible to varying interpretations and the FDA or other regulatory authorities may interpret the results of our clinical studies less favorably than we do. The FDA and equivalent foreign regulatory agencies have substantial discretion in the approval process and may decide that our data is insufficient to support a marketing application and require additional preclinical, clinical or other studies.

Any failure or delay by our third-party suppliers on which we rely or intend to rely to provide materials necessary to develop and manufacture our drug products may delay or impair our ability to commercialize our product candidates.

We rely upon a small number of third-party suppliers for the manufacture of certain raw materials that are necessary to formulate our drug products, including AB101, for preclinical and clinical testing purposes. We intend to continue to rely on them in the future. We also expect to rely upon third parties to produce materials required for the commercial production of our product candidates if we succeed in obtaining necessary regulatory approvals. If we are unable to arrange for third-party sources, or do so on commercially unreasonable terms, we may not be able to complete development of or market our product candidates.

There are a small number of suppliers for raw materials that we use to manufacture our drugs. Such suppliers may not sell these raw materials at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical study unless we believe we have a sufficient supply of a product candidate to complete the clinical study, any significant delay in the supply of raw material components needed to produce a product candidate for a clinical study due to the need to replace a third-party manufacturer could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our product candidates. If we or our manufacturers are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply of such product candidates, which would impair our ability to generate revenues from the sale of our product candidates.

If we successfully commercialize any of our product candidates, we may be required to establish commercial manufacturing capabilities of larger scale. In addition, as our drug development pipeline increases and matures, we will have a greater need for clinical study and commercial manufacturing capacity. We have no experience manufacturing pharmaceutical products on a commercial scale and we may need to rely on third-party manufacturers with capacity for increased production scale to meet our projected needs for commercial manufacturing, the satisfaction of which on a timely basis may not be met.

Recently enacted and future legislation or regulatory reform of the health care system in the US and foreign jurisdictions may affect our ability to sell our products profitably.

Our ability to commercialize our future products successfully, alone or with collaborators, will depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors. The continuing efforts of the US and foreign governments, insurance companies, managed care organizations and other payors of health care services to contain or reduce health care costs may adversely affect our ability to set fair prices for our products, generate revenues and achieve and maintain profitability.

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Specifically, in both the US and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could impact our ability to sell our products profitably. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

We will not know the full effects of the Health Care Reform Law until applicable federal and state agencies issue regulations or guidance under the new law. Although it is too early to determine the effect of the Health Care Reform Law, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and also may increase our regulatory burdens and operating costs. We expect further federal and state proposals and health care reforms to continue to be proposed by legislators, which could limit the prices that can be charged for the products we develop and may limit our commercial opportunity.

Also in the US, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

The continuing efforts of government and other third-party payors to contain or reduce the costs of health care through various means may limit our commercial opportunity. It will be time-consuming and expensive for us to go through the process of seeking reimbursement from Medicare and private payors. Our products may not be considered cost-effective, and government and third-party private health insurance coverage and reimbursement may not be available to patients for any of our future products or sufficient to allow us to sell our products on a competitive and profitable basis. Our results of operations could be adversely affected by the MMA, the Health Care Reform Law, and additional prescription drug coverage legislation, by the possible effect of this legislation on amounts that private insurers will pay and by other health care reforms that may be enacted or adopted in the future. In addition, increasing emphasis on managed care in the US will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability.

In some foreign countries, including major markets in the European Union and Japan, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take up to 12 months or longer after the receipt of regulatory marketing approval for a drug product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical study that compares the cost effectiveness of our product candidates to other available therapies. Such pharmacoeconomic studies can be costly and the results uncertain. Our business could be harmed if reimbursement of our products is unavailable, limited in scope or amount or if pricing is set at unsatisfactory levels.

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We face potential product liability exposure, and, if successful claims are brought against us, we may incur substantial liability.

The use of our product candidates in clinical studies and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation;

•	withdrawal of clinical study participants;

•	costs of related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	the inability to commercialize our product candidates; and

•	decreased demand for our product candidates, if approved for commercial sale.

We currently have clinical trial insurance on AB101, our lead product candidate. This product liability insurance coverage for our clinical studies may not be sufficient to reimburse us for all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including toxic chemical and biological materials. We could be held liable for any contamination, injury or other damages resulting from these hazardous substances. In addition, our operations produce hazardous waste products. While third parties are responsible for disposal of our hazardous waste, we could be liable under environmental laws for any required cleanup of sites at which our waste is disposed. Federal, state, foreign and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials. If we fail to comply with these laws and regulations at any time, or if they change, we may be subject to criminal sanctions and substantial civil liabilities, which may harm our business. Even if we continue to comply with all applicable laws and regulations regarding hazardous materials, we cannot eliminate the risk of accidental contamination or discharge and our resultant liability for any injuries or other damages caused by these accidents.

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If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We currently do not have dedicated staff for the sale, marketing and distribution of drug products. The cost of establishing and maintaining such a staff may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Guidelines and recommendations published by various organizations may adversely affect the use of any products for which we may receive regulatory approval.

Government agencies issue regulations and guidelines directly applicable to us and to our product candidates. In addition, professional societies, practice management groups, private health or science foundations and organizations involved in various diseases from time to time publish guidelines or recommendations to the medical and patient communities. These various sorts of recommendations may relate to such matters as product usage and use of related or competing therapies. For example, organizations like the American Diabetes Association have made recommendations about therapies in the diabetes therapeutics market. Changes to these recommendations or other guidelines advocating alternative therapies could result in decreased use of any products for which we may receive regulatory approval, which may adversely affect our results of operations.

Our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on the basis that we will continue as a going concern. For the period from March 24, 2010 to September 30, 2017, we have an accumulated deficit of approximately $71,007,000. As of September 30, 2017, our total stockholder’s equity was approximately $7,806,000 and we had working capital of approximately $2,673,000. We expect to continue to incur losses for the foreseeable future as we develop and commercialize our product candidates, and we must raise additional capital from external sources in order to sustain our operations. Primarily as a result of our history of losses and limited cash balances, our independent registered public accounting firm has included in their audit report an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, our ability to obtain financing to continue to fund our operations. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in the development of AB101 and other product candidates.

We are at an early stage of development as a company and we do not have, and may never have, any products that generate significant revenues.

We are at an early stage of development as a proprietary product specialty pharmaceutical company and we do not have any commercial products. Our existing product candidates will require extensive additional clinical evaluation, regulatory review, significant marketing efforts and substantial investment before they generate any revenues. Our efforts may not lead to commercially successful products, for a number of reasons, including:

•	our product candidates may not prove to be safe and effective in clinical trials;

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•	we may not be able to obtain regulatory approvals for our product candidates or approved uses may be narrower than we seek;

•	we may not have adequate financial or other resources to complete the development and commercialization of our product candidates; or

•	any products that are approved may not be accepted or reimbursed in the marketplace.

We do not expect to be able to market any of our product candidates for a number of years. If we are unable to develop, receive approval for, or successfully commercialize any of our product candidates, we will be unable to generate significant revenues. If our development programs are delayed, we may have to raise additional capital or reduce or cease our operations.

Initially, we expect to derive all of our revenues, if any, from RZ358 and AB101. As we cannot currently enter the market with either of these programs, it is uncertain whether either program will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on our ability to successfully commercialize and market our products. Failure of consumers to accept either program would significantly adversely affect our revenues and profitability.

We have never generated any revenues and may never become profitable.

Since inception, we have not generated any revenues and have incurred an accumulated deficit of approximately $71,007,000 through September 30, 2017. We expect to continue to incur substantial operating losses for the next several years as we move our product candidates into clinical trials and continue our research and development efforts. To become profitable, we must successfully develop, manufacture and market our product candidates, either alone or in conjunction with possible collaborators. We may never have any revenues or become profitable.

Our limited operating history makes it difficult to evaluate our business and prospects.

Our operations to date have been limited to organizing and staffing our company, acquiring product and technology rights, conducting preclinical studies and producing product under cGMP conditions. We have not demonstrated an ability to conduct clinical trials, obtain regulatory approval for or commercialize a product candidate. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully testing, developing and commercializing pharmaceutical products.

If we are unable to successfully remediate the material weakness in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the audit of the fiscal 2017 consolidated financial statements of Rezolute, Inc., we noted a material weakness in our controls, principally as a result of not having segregated duties as our Chief Accounting Officer can initiate and complete transactions, not having measures that would prevent the Chief Accounting Officer from overriding the internal control system, and the Chief Accounting Officer is responsible for complex accounting issues without additional reviews within the Company. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting that results in more than reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We have also begun evaluating and implementing additional procedures to improve the segregation of duties. We cannot assure that these or other measures will fully remediate the deficiencies or material weakness described above. We also cannot assure you that we have identified all of our existing significant deficiencies and material weaknesses, or that we will not in the future have additional significant deficiencies or material weaknesses.

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Operations outside the United States may be affected by different local politics, business and cultural factors, different regulatory requirements and prohibitions between jurisdictions.

Operations outside the United States may be affected by different local business and cultural factors, different regulatory requirements and prohibitions between jurisdictions, including the Foreign Corrupt Practices Act and local laws prohibiting corrupt payments; and changes in regulatory requirements for financing activities.

We are currently in the process of establishing a wholly-owned subsidiary in the Republic of Korea (South Korea).  Our operations, once established, will be subject to various political, economic, and other risks and uncertainties inherent to the country.  Among other risks, the registrant’s operations are subject to the risks of political conditions and governmental regulations.  If there are any changes to government regulations that affect our ability to operate, we may face significant losses.

The persistently weak global economic and financial environment in many countries and increasing political and social instability may have a material adverse effect on our results.

Many of the world’s largest economies and financial institutions continue to be impacted by a weak ongoing global economic and financial environment, with some continuing to face financial difficulty, liquidity problems and limited availability of credit. It is uncertain how long these effects will last, or whether economic and financial trends will worsen or improve. Such uncertain times may have a material adverse effect on our results of operations, financial condition and, if circumstances worsen, our ability to raise capital at reasonable rates.

In addition, the varying effects of difficult economic times on the economies, currencies and financial markets of different countries could unpredictably impact, the conversion of our operating results into our reporting currency, the US dollar. Alternately, inflation could accelerate, which could lead to higher interest rates, which would increase our costs of raising capital.

In addition, increasing political and social instability around the world may lead to significant business disruptions or other adverse business conditions. Similarly, increased scrutiny of corporate taxes and executive pay may lead to significant business disruptions or other adverse business conditions, and may interfere with our ability to attract and retain qualified personnel in South Korea.

Risks Related to Our Intellectual Property

Our current patent positions and license portfolio may not include all patent rights needed for the full development and commercialization of our product candidates. We cannot be sure that patent rights we may need in the future will be available to license on commercially reasonable terms, or at all.

We typically develop our product candidates using compounds that we have acquired or in-licensed, including the original composition of matter patents and patents that claim the activities and methods for such compounds’ production and use. For example, in 2017 we in-licensed a kallikrein inhibitor portfolio from ActiveSite Pharmaceuticals and in consideration for such license, we will owe milestone payments and royalties to ActiveSite if and when we progress product candidates through development.

As we learn more about the mechanisms of action and new methods of manufacture and use of these product candidates, we may file additional patent applications for these new inventions or we may need to ask our licensors to file them. We may also need to license additional patent rights or other rights on compounds, treatment methods or manufacturing processes because we learn that we need such rights during the continuing development of our product candidates.

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Although our patents may prevent others from making, using or selling similar products, they do not ensure that we will not infringe the patent rights of third parties. We may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our product candidates or proposed product candidates. For example, because we sometimes identify the mechanism of action or molecular target of a given product candidate after identifying its composition of matter and therapeutic use, we may not be aware until the mechanism or target is further elucidated that a third party has an issued or pending patent claiming biological activities or targets that may cover our product candidate. US patent applications filed after November 29, 2000 are confidential in the US Patent and Trademark Office for the first 18 months after such applications’ earliest priority date, and patent offices in other countries often publish patent applications for the first time six months or more after filing. Furthermore, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If others obtain patents with conflicting claims, we may need to obtain licenses to these patents or to develop or obtain alternative technology.

We may not be able to obtain any licenses or other rights to patents, technology or know-how from third parties necessary to conduct our business as described in this report and such licenses, if available at all, may not be available on commercially reasonable terms. Any failure to obtain such licenses could delay or prevent us from developing or commercializing our drug candidates or proposed product candidates, which would harm our business. Litigation or patent interference proceedings may be necessarily brought against third parties, as discussed below, to enforce any of our patents or other proprietary rights or to determine the scope and validity or enforceability of the proprietary rights of such third parties.

If our or our licensors’ patent positions do not adequately protect our product candidates or any future products, others could compete with us more directly, which would harm our business.

Our commercial success will depend in part on our and our licensors’ ability to obtain additional patents and protect our existing patent positions, particularly those patents for which we have secured exclusive rights, as well as our ability to maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the US and other countries. If we or our licensors do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could materially harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our product candidates and delay or render impossible our achievement of profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the US, and we may encounter significant problems in protecting our proprietary rights in these countries.

The patent positions of biotechnology and pharmaceutical companies, including our own patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We and our licensors will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors’ pending patent applications will result in issued patents;

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•	any of our or our licensors’ patents will be valid or enforceable;

•	any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others will not have an adverse effect on our business.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate.

Our commercial success will depend in part on our ability to manufacture, use, sell and offer to sell our product candidates and proposed product candidates without infringing patents or other proprietary rights of third parties. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to our product candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our or our licensors’ existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding the patentability of our inventions relating to our product candidates or the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have our patents declared invalid, we may incur substantial monetary damages; encounter significant delays in bringing our product candidates to market; or be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

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If our patent and other intellectual property protection is inadequate, our sales and profits could suffer or competitors could force our products completely out of the market.

Patents which prevent the manufacture or sale of our products may be issued to others. We may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing our products. This would cause profits on sales to suffer.

We have been granted patents or licensed patents in the US, but patent applications that have been, or may in the future be, filed by us may not result in the issuance of additional patents. The scope of any patent issued may not be sufficient to protect our technology. The laws of foreign jurisdictions in which we intend to sell our products may not protect our rights to the same extent as the laws of the US.

In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to our know-how. Litigation, which is expensive, may be necessary to enforce or defend our patents or proprietary rights and may not end favorably for us. We may also choose to initiate litigation against other parties who we come to believe are infringing these patents. If such litigation is unsuccessful or if the patents are invalidated or canceled, we may have to write off the related intangible assets and such an event could significantly reduce our earnings. Any of our licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.

If the Company is required to impair their long-lived assets, the Company’s financial condition and results could be negatively affected.

If we are unable to manufacture products in our manufacturing facilities or successfully develop products using our patents that were purchased, the Company may conclude our long-lived assets may be impaired. If we evaluate our long-lived assets and deem that there is an impairment, under current accounting standards, the Company will be required to write down the assets. Any write-down would have a negative effect on our consolidated financial statements.

Risks Related to Our Common Stock

Investors may experience dilution if we issue additional shares of common stock.

In general, stockholders do not have preemptive rights to any common stock issued by us in the future. Therefore, stockholders may experience dilution of their equity investment if we issue additional shares of common stock in the future. This includes shares issuable under equity incentive plans, or if we issue securities that are convertible into shares of our common stock. Given that we will we require additional capital, we intend to raise funds in the future by issuing common stock that will cause dilution to our stockholders. We also have significant outstanding warrants to purchase common stock as well as a stock option pool available to employees, which if exercised, would cause dilution to our stockholders.

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the OTCQB. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that an active trading market for our common stock will ever develop and the lack of an active public trading market means that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

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With a limited trading market for our common stock, the trading price can be impacted by naked short selling.

Our stock price has been under downward pressure for over a year and we have been puzzled as to why there would be consistent downward pressure on our stock even in the face of positive news about the Company and our prospects. Following some investigation and with the assistance of outside advisors, we believe we are the target of naked short selling. Naked short selling is when an investor sells short shares that they do not possess and have not confirmed their ability to possess. If the trade associated with the short does not take place within the clearing time period and the short-seller does not tender shares to the buyer, the trade is considered a “failure to deliver.”

Naked short selling, a practice that is prohibited by the SEC's Regulation SHO, reduces the value of companies and shareholders' investments by artificially pushing a company’s stock price down. For smaller companies like ours that are looking to raise working capital, it makes the process difficult. Upon tracking our trading activity, we have determined that approximately 44% of our daily trading volume is short selling and we believe that the short sellers have been lax at complying with Regulation SHO since early 2013. There are no assurances that we will be able to curb the naked short selling of our stock.

If securities analysts do not publish research or reports about our business or if they downgrade us or our sector, the price of our common stock could decline.

The trading market for our common stock will depend in part on research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrades us or the industry in which we operate or the stock of any of our competitors, the price of our common stock will likely decline. If one or more of these analysts ceases coverage altogether, we could lose visibility, which could also lead to a decline in the price of the common stock.

We cannot ensure that our common stock will be listed on a securities exchange, which may adversely affect your ability to dispose of our common stock in a timely fashion.

We plan to seek listing of our common stock on the NYSE MKT or NASDAQ exchange as soon as reasonably practicable. In 2011, the NYSE MKT and the NASDAQ amended their listings to restrict the ability of companies that have completed reverse mergers to list their securities on such exchanges. In order to become eligible to list their securities on such exchange, reverse merger companies must have had their securities traded on an over-the-counter (OTC) market for at least one year, maintained a certain minimum closing price for no less than 30 of the most recent 60 days prior to the filing of an initial listing application and prior to listing, and timely filed with the SEC all required reports since consummation of the reverse merger, including one annual report containing audited financial statements for a full fiscal year commencing after the date of the filing of the Form 8-K containing the Company’s Form 10 information. To date the Company has not met all of the filing requirements above and may not be able to satisfy the initial listing standards of the NYSE MKT or NASDAQ exchanges in the foreseeable future or at all. Even if we are able to list our common stock on such exchange, we may not be able to maintain a listing of the common stock on such stock exchange.

The market price and trading volume of our common stock may be volatile, which may adversely affect its market price.

The market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	limited trading activity;

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•	success or failure of our operating strategies and our perceived prospects; realization of any of the risks described in this section; failure to be covered by securities analysts or failure to meet the expectations of securities analysts;

•	decline in the stock prices of peer companies; and

•	discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

As a result, shares of our common stock may trade at prices significantly below the price an investor paid to acquire them. Furthermore, declines in the price of our common stock may adversely affect the Company’s ability to conduct future offerings or to recruit and retain key employees.

Our common stock may be considered a “penny stock.”

Trades of our common stock are subject to Rule 15g-9 promulgated by the SEC under the Exchange Act, which imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has other rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

We have no current plan to pay dividends on our common stock and investors may lose the entire amount of their investment.

We have no current plans to pay dividends on our common stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment.

Risks Related to this Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On December 22, 2017, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 344,669 shares of our common stock to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

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We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

At September 30, 2017 we had working capital of approximately $2,673,000. The independent auditor’s report for the year ended June 30, 2017, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. We do not currently have sufficient financial resources to fund our operations. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

We may direct Lincoln Park to purchase up to $10,000,000 worth of shares of our common stock under our agreement over a 36-month period generally in amounts up to 65,000 shares of our common stock, which may be increased to up to 125,000 shares of our common stock depending on the market price of our common stock at the time of sale and subject to a maximum limit of $500,000 per purchase, on any such business day. Assuming a purchase price of $0.90 per share (the closing sale price of the common stock on January 16, 2018) and the purchase by Lincoln Park of 11,111,111 shares of common stock covered by this prospectus that we may sell to Lincoln Park as purchase shares under the Purchase Agreement, the aggregate gross proceeds to us would only be $10,000,000.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

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Our management will have broad discretion over the amounts, timing and use of the net proceeds that we may receive pursuant to the Purchase Agreement, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the timing and application of any net proceeds that we may receive from any future sales of common stock to Lincoln Park pursuant to the Purchase Agreement. Management could use these proceeds for purposes other than those contemplated at the time of this prospectus. Accordingly, you will be relying on the judgment of our management with regard to the timing and use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

All funds available under the Purchase Agreement are only available if our common stock per share value is $0.40 or higher at the time we seek to sell stock, and the volume of any such stock sales under the Purchase Agreement may vary with our common stock per share price. Changes in our stock price may limit the net proceeds we may receive under the Purchase Agreement.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in section entitled “Risk Factors” of this prospectus and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

THE LINCOLN PARK TRANSACTION

General

On December 22, 2017, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Concurrently with the execution of the Purchase Agreement on December 22, 2017, we issued to Lincoln Park 344,669 shares of our common stock as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement.

We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts of up to 65,000 shares on any business day on which the closing sale price of our common stock is not less than $0.40, provided that at least five business days have passed since the last prior regular purchase was completed. The maximum amount of stock that we may be permitted to sell in a single regular purchase may be increased to up to 125,000 shares if the closing sale price of our common stock meets certain price thresholds set forth in the Purchase Agreement. In all cases, however, Lincoln Park’s total commitment obligation under any single regular purchase will not exceed $500,000. In addition, upon notice to Lincoln Park, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase additional shares of our common stock in “accelerated purchases” as set forth in the Purchase Agreement.  The purchase price per share is based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

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The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us on which the closing sale price of our common stock is not less than $0.40, provided that at least five business days have passed since the last prior regular purchase was completed, we may direct Lincoln Park to purchase up to 65,000 shares of our common stock on any such business day in a regular purchase, provided, however, that (i) the regular purchase may be increased to up to 80,000 shares, provided that the closing sale price is not below $1.25 on the purchase date, and (ii) the regular purchase may be increased to up to 125,000 shares, provided that the closing sale price is not below $2.00 on the purchase date. In all cases, however, Lincoln Park’s total commitment obligation under any single regular purchase will not exceed $500,000. The purchase price per share for each such regular purchase will be equal to the lower of:

•	the lowest sale price for our common stock on the purchase date of such shares; or

•	the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to regular purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a regular purchase notice and the closing price of our common stock is not below $0.75 per share, to purchase an additional amount of our common stock in an accelerated purchase, not to exceed the lesser of:

•	25% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

•	two times the number of purchase shares purchased pursuant to the corresponding regular purchase.

The purchase price per share for each such accelerated purchase will be equal to the lower of:

•	95% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

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•	the closing sale price of our common stock on the accelerated purchase date.

In the case of the regular purchases and accelerated purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of one business day;

•	the de-listing of our common stock from OTCQB, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the NYSE Arca or the OTC Bulletin Board (or nationally recognized successor thereto);

•	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	if at any time we are not eligible to transfer our common stock electronically.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

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Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 13,095,063 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park other than those shares we already sold in the initial purchase, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to an additional $10,000,000 of our common stock, exclusive of the 344,669 shares issued to Lincoln Park on such date as a commitment fee. Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $10M Purchase Agreement
$0.40		12,750,394	19.1%	$5,100,158
$0.90	(3)	11,111,111	17.0%	$10,000,000
$1.00		10,000,000	15.6%	$10,000,000
$2.00		5,000,000	8.5%	$10,000,000
$3.00		3,333,333	5.8%	$10,000,000

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(1)	Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 13,095,063 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only the shares that we are registering in this offering.
(2)	The denominator is based on 54,073,309 shares outstanding as of January 23, 2018, adjusted to include the issuance of (i) 344,669 commitment shares previously issued to Lincoln Park upon the execution of the Purchase Agreement, and (ii) the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.
(3)	The closing sale price of our shares on January 23, 2018.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $10 million aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $10 million over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under that agreement and other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. This anticipated use of net proceeds from the sale of our common stock to Lincoln Park under the Purchase Agreement represents our intentions based upon our current plans and business conditions. The amounts we actually expend in these areas, and the timing thereof, may vary significantly from our current intentions and will depend upon a number of factors.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock in one or more series, $0.001 par value per share.

Common Stock

As of January 23, 2018, there were 54,073,309 shares of our common stock outstanding held of record by approximately 379 stockholders. In addition, there are outstanding options, warrants and rights to acquire additional shares of common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of AntriaBio upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

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The transfer agent for the common stock is VStock, Cedarhurst, New York. Our common stock is traded on the OTCQB and is quoted under the symbol “RZLT.”

Preferred Stock

Our certificate of incorporation authorizes 20,000,000 shares of preferred stock. Our Board is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. There are no issued and outstanding shares of Preferred Stock.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the Selling Stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on December 22, 2017 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the Selling Stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The Selling Stockholder may sell some, all or none of its shares. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

The following table presents information regarding the Selling Stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholder, and reflects its holdings as of January 23, 2018. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The percentage of shares beneficially owned prior to the offering is based on based on 54,073,309 shares of common stock outstanding as of January 23, 2018.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	344,669	(2)	*	%(3)	13,095,063	(4)	*	%(5)

*Less than 1%

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

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(2)	Represents 344,669 shares of our common stock issued to Lincoln Park on December 22, 2017 as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement, all of which shares are covered by the registration statement that includes this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the additional shares of common stock that Lincoln Park may be required to purchase pursuant to the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.
(3)	Based on 54,073,309 outstanding shares of our common stock as of January 23, 2018, which includes 344,669 shares of our common stock issued to Lincoln Park on December 22, 2017 as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement.
(4)	Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, only 13,095,063 shares of our common stock are being offered under this prospectus, which represents: (i) 344,669 shares of our common stock issued to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement; and (ii) an aggregate of 12,750,394 shares of our common stock that may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.
(5)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the Selling Stockholder is under no obligation to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the Selling Stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

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•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from purchasers for whom the broker-dealers may act as agent, of the common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common stock sold by Lincoln Park may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

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We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on OTCQB under the symbol “RZLT”.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby and certain other legal matters will be passed upon for us by the law firm of Dorsey & Whitney LLP.

EXPERTS

EKS&H LLLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the years ended June 30, 2017 and 2016, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on EKS&H LLLP’s report, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.rezolutebio.com. Website materials are not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporated by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act:

•	Annual Report on Form 10-K for the year ended June 30, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2017;

•	Current Reports on Form 8-K filed with the SEC on October 5, 2017, October 10, 2017, November 3, 2017, November 29, 2017, December 6, 2017, December 7, 2017, December 19, 2017 and December 26, 2017; and

•	Our Definitive Proxy Statement on Schedule 14A for our 2017 annual meeting of stockholders filed with the SEC on October 20, 2017.

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In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus, but not delivered with this prospectus. Any request may be made by writing or telephoning us at the following address or telephone number:

Rezolute, Inc.

1450 Infinite Drive

Louisville, CO 80027

Attn: Investor Relations

303-222-2128

investor-relations@rezolutebio.com

You may also access the documents incorporated by reference into this prospectus at our website address at www.rezolutebio.com. The other information and content contained on or linked from our website are not part of this prospectus.

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REZOLUTE, INC.

13,095,063 Shares

of

Common Stock

Prospectus

 February 15, 2018